AMENDMENT NO. 1 to the
RESOLUTION SPECIALTY MATERIALS INC.
2004 STOCK OPTION PLAN

WHEREAS, Momentive Specialty Chemicals Inc. (the “Company”) maintains the Resolution Specialty Materials Inc. 2004 Stock Option Plan (the “Plan”), for the benefit of eligible associates of the Company;

WHEREAS, the Company desires to amend the Plan, effective November 9, 2012, to allow for the extension of the term of certain options currently outstanding under the Plan; and

WHEREAS, pursuant to Article XI of the Plan, the Plan may be modified or amended in any respect by the Compensation Committee with the prior approval of the Board and, by action dated November 9, 2012, the Board has approved the following amendments to the Plan.

NOW, THEREFORE BE IT RESOLVED, that the Plan be amended, effective as of November 9, 2019, as follows:

1.	Section 5.7 of the Plan is hereby amended to read as follows:

“Each Option granted under the Plan shall expire and shall become null and void and be of no further force or effect as specified in the Option Agreement evidencing such Option.”

2.    Subparagraph (b) of Article VII of the Plan is hereby deleted and subparagraphs (c), (d), and (e) shall be renumbered (b), (c), and (d), respectively.

3.    Except to the extent necessary to give effect to this Amendment, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 9th day of November, 2012.
MOMENTIVE SPECIALTY CHEMICALS INC.

By:	/s/ Judith A. Sonnett

Title:	Executive Vice President Human Resources